Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24b-2

Confidential — Execution Version

AMENDED & RESTATED LICENSE AGREEMENT

THIS AMENDED & RESTATED LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of November 30, 2009 (the “Restatement Date”), by and between ATLANTIC PHARMACEUTICALS LIMITED (formerly ATLANTIC HEALTHCARE (UK) LIMITED registered number 6025726), whose registered office is MoFo Notices Limited, 7th Floor, City Point, One Ropemaker Street, London EC2Y 9AW (“Atlantic”) and ISIS PHARMACEUTICALS, INC., having principal offices at 1896 Rutherford Road, Carlsbad, CA 92008 (“Isis”). Atlantic and Isis each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Isis and Atlantic are parties to the License Agreement dated March 7, 2007, as amended December 6, 2007 and December 18, 2008 (as amended, the “Original Agreement”) under which Isis, among other things, licensed to Atlantic the drug known as Alicaforsen (also known as ISIS 2302) for Atlantic to develop and commercialize, together with, at Atlantic’s election, the right to license second generation ICAM-1 products;

WHEREAS, Isis and Atlantic now desire to amend and restate the Original Agreement in order to, among other things, redefine and confirm as of the Restatement Date each Party’s rights and obligations with respect to the development, manufacture, and commercialization of Alicaforsen Products, and to return to Isis all other rights granted to Atlantic under the Original Agreement; and

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE 1 -

DEFINITIONS; AMENDMENT AND RESTATEMENT; REVERSION OF RIGHTS; DATA ASSIGNMENT TO ISIS

Section 1.1            Definitions.

1.1.1       Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in Appendix 1.

Section 1.2            Amendment and Restatement; Reversion of Rights; Data Assignment to Isis.

1.2.1       Amendment and Restatement; Reversion of Rights.  Effective as of the Restatement Date, notwithstanding anything to the contrary in the Original Agreement (i) this Agreement restates, supersedes, and terminates the Original Agreement in its entirety, and (ii) except as otherwise expressly provided in this Agreement, the Original Agreement (including all licenses and other rights granted thereunder) is deemed void ab initio. Therefore, for the avoidance of doubt, (x) any rights and licenses granted by Isis to Atlantic under the Original Agreement and not expressly granted by Isis to Atlantic under this Agreement (the “Reverted Rights”), automatically revert back to Isis as of the Restatement Date as though such licenses and rights were never granted to Atlantic under the Original Agreement, and (y) that certain Subscription and Share Exchange Agreement dated March 16, 2007 (the “Subscription and Share Exchange Agreement”) will (A) be unaffected by the termination of the Original Agreement, and (B) continue in full force and effect in accordance with its terms.  Atlantic agrees, at Isis’ request and expense, to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Isis may reasonably request for use in applying for, obtaining, confirming, sustaining and/or enforcing Isis’ rights relating to such Reverted Rights.

1.2.2       Assignment of Isis Data to Isis.  Effective as of the Restatement Date, Atlantic hereby assigns to Isis all of Atlantic’s right, title and interest in and to (i) the Isis Data, and (ii) any other Regulatory Documentation, data, results and information related to testing and studies of Alicaforsen (including clinical data, analytical test results and non-clinical pharmacology and safety data) in the possession of Atlantic on the Restatement Date, to the extent necessary for the development and commercialization of products covered by the Reverted Rights. In the event any of the Isis Data and any other Regulatory Documentation, data, results and information related to testing and studies of Alicaforsen can be used for development and commercialization of both Alicaforsen Products and products covered by the Reverted Rights, then such data shall not be assigned by Atlantic to Isis, however, Isis shall have a non-exclusive, royalty-free, fully-paid up, worldwide license to use such data for products covered by the Reverted Rights.

ARTICLE 2 -
ALICAFORSEN GRANT OF RIGHTS

Section 2.1            Alicaforsen License Grant.

2.1.1       Subject to the terms and conditions of this Agreement, Isis hereby grants to Atlantic:

(i)            an exclusive, worldwide license under the Alicaforsen Patents and the ICAM-1 Specific Patents solely to develop, make, have made, use, sell, offer for sale, have sold and import Alicaforsen API and Alicaforsen Products. The license granted to Atlantic under this Section 2.1.1(i) is sublicensable only in connection with a license of rights to an Alicaforsen Product to a Third Party for the continued development, manufacture and commercialization of that Alicaforsen Product in accordance with the terms of this Agreement; and

(ii)           a non-exclusive, worldwide license under the Excluded Manufacturing IP solely to make and have made Alicaforsen API. The license granted to Atlantic under this Section 2.1.1(ii) is sublicensable to a Third Party for the manufacture of Alicaforsen API in accordance with the terms of this Agreement.

Section 2.2            Data Transfer.

2.2.1       After the Effective Date, Isis transferred and assigned to Atlantic all of Isis’ right, title and interest in and to (i) the Regulatory Documentation, data, results and information related to testing and studies of Alicaforsen (including clinical data, analytical test results and non-clinical pharmacology and safety data) in the possession of Isis on the Effective Date to the extent such data, results and/or information were necessary for the continued development and commercialization of Alicaforsen (“Isis Data”), and (ii) the know how which was owned by or licensed to Isis at the Effective Date that related to the formulation of Alicaforsen from Alicaforsen API, but excluding the Excluded Manufacturing IP (the “Isis Manufacturing Know How”).  As of the Restatement Date, Atlantic will use such Isis Data and Isis Manufacturing Know How solely to the extent necessary to manufacture, develop and/or commercialize Alicaforsen API and/or Alicaforsen Products.

Section 2.3            No Implied Licenses.  All rights in and to the Alicaforsen Patents, the ICAM-1 Specific Patents, and the Excluded Manufacturing IP not expressly licensed to Atlantic under Section 2.1, and any other Patents or know-how of Isis or its Affiliates, are hereby retained by Isis or its Affiliates. Except as expressly provided in Section 2.1, Isis will not be deemed by estoppel or implication to have granted Atlantic any license or other right with respect to any intellectual property of Isis. Nothing in this Agreement will prevent Isis from practicing the Alicaforsen Patents, the ICAM-1 Specific Patents, or the Excluded Manufacturing IP for products other than Alicaforsen Products.

ARTICLE 3 -
ATLANTIC PRODUCT DEVELOPMENT

Section 3.1            Development/Commercialization/Regulatory Responsibilities.

3.1.1       Commercially Reasonable Efforts. Unless Isis exercises its reversion rights under Section 11.2, Atlantic is fully responsible for the continued development and commercialization of Alicaforsen Products and will use Commercially Reasonable Efforts to develop Alicaforsen Products for all commercially reasonable indications, including Alicaforsen Products for the treatment of Pouchitis and to make its First Commercial Sale of an Alicaforsen Product for the treatment of Pouchitis in the USA and Europe as soon as practicable. Atlantic hereby assumes all regulatory responsibilities in connection with Alicaforsen Products, including sole responsibility for all related Regulatory Documentation and for obtaining all Regulatory Approvals. Atlantic will comply with all Applicable Laws and the Quality Standard in connection with the development and commercialization of Alicaforsen Products. For the avoidance of doubt, any sublicensee that enters into a Sublicense with Atlantic will use Commercially Reasonable Efforts in accordance with this Agreement to develop and commercialize any Alicaforsen Products that are the subject of such Sublicense, and Atlantic will ensure that such efforts are undertaken.

3.1.2       Development Plan. Without limiting any of the foregoing in Section 3.1.1, Atlantic will use Commercially Reasonable Efforts to implement and perform the initial Development Plan approved by both Atlantic and Isis as attached to this Agreement as Appendix 4 (the “Initial Development Plan”), which contains a Gantt chart of Atlantic’s good-faith development plan for Alicaforsen as of the Restatement Date which supersedes all previous development plans.  Atlantic may update the Initial Development Plan within 30 days following the Restatement Date so long as (i) any such update does not constitute a material modification of, or addition to, the Initial Development Plan, and (ii) Atlantic promptly provides Isis with a copy of such modified Initial Development Plan with a summary/explanation of any modifications thereto. Following the Restatement Date, Atlantic will use Commercially Reasonable Efforts to arrange and participate in “advisory” meetings with the FDA and EMEA (or any other Regulatory Authority) as soon as practicable (each, an “Advisory Meeting”), and following each such Advisory Meeting, Atlantic will present the information arising from such meeting(s) to the JDC to, among other things, discuss any necessary modifications to the Development Plan.  The Development Plan will be updated and modified only as determined by the JDC on a periodic basis under Section 3.2.1, including following the occurrence of any Advisory Meetings held between Atlantic and the FDA and/or the EMEA (or any other Regulatory Authority). Notwithstanding the foregoing, any Development Plan to be performed by one of Atlantic’s sublicensees under a Sublicense will not require the approval of the JDC so long as (i) such Development Plan is provided to the JDC for the JDC’s review and comment and such sublicensee considers in good faith any comments provided by the JDC, (ii) such Development Plan is not in conflict with the terms and conditions of this Agreement, and (iii) such sublicensee uses Commercially Reasonable Efforts to implement and perform such Development Plan.

Section 3.2            Joint Development Committee.

3.2.1       To promote the successful development of the Alicaforsen Products, the Parties will establish a Joint Development Committee (the “JDC”), which will be formed and will hold its first meeting within 90 days after the Restatement Date, and will be comprised of two Isis representatives and two Atlantic representatives (“Committee Members”).  A Party may replace any of its Committee Member(s) by notice to the other Party.  Each Committee Member shall be appropriately qualified and experienced in order to make a meaningful contribution to JDC meetings.  The purpose of the JDC is to provide a forum for the Parties to share information and knowledge on the on-going research and development of the Alicaforsen Products, including sharing scientific direction and data, discussing the current development and regulatory status of the Alicaforsen Products, any Alicaforsen Product sublicensing development plans with Third Parties, discussing regulatory or quality assurance issues in relation to the Alicaforsen API, and reviewing, providing advice on, and approving the Development Plan.  In addition, at JDC meetings, Isis will apprise the JDC of any development activities undertaken by Isis with respect to any Follow-On Products.  The JDC shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the successful marketing of Alicaforsen Products. The JDC shall meet at Isis’ corporate offices located in Carlsbad, California, USA where such meeting is not held by video-conference or telephone conference, as often as the Committee Members may determine but in any event not less than once per calendar quarter.  Each JDC meeting shall be chaired by a Committee Member nominated by Atlantic and Atlantic is responsible for coordinating and ensuring that such communication and meetings take place in a timely manner in accordance with this Agreement, and Isis shall co-operate with Atlantic and will not unreasonably refuse requests for such meetings. The JDC will strive to make decisions by majority vote, and record such decisions in the minutes of the applicable JDC meeting. If, after good faith discussions, the JDC is unable to decide a particular matter by majority vote, such matter will be referred to the Executive Officers for final resolution.  If the matter is not resolved by the Executives Officers within 30 days, either Party may seek final resolution of the matter in accordance with Section 14.4.

3.2.2       The JDC will continue in existence for three years after the Restatement Date, subject to extension by mutual agreement of the Parties.

Section 3.3            Safety Database.

3.3.1       Isis maintains a database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Database”).  In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis compounds, Atlantic will cooperate in connection with populating the Isis Database. Atlantic will provide Isis with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to each Alicaforsen Product as soon as practicable following the date such information is available to Atlantic (but not later than 30 days after Atlantic’s receipt of such information). In addition, in connection with any reported serious adverse event, Atlantic will provide Isis (promptly following such event and prior to any communication with a Regulatory Authority or ethics committee) in a mutually acceptable format, the following patient data where it is reasonably available to Atlantic once informed of a serious adverse event and any other data Atlantic reasonably deems relevant to the Isis Database: (a) basic statistics (including age, race, gender, weight, height); (b) medical history; (c) concurrent medication usage; (d) particulars of the event (verbatim term, MedDRA term & system organ class, onset date, resolution date, relation to Alicaforsen Product, severity/seriousness, outcome); (e) dosing history (dates, quantity of Alicaforsen Product administered, method of administration); (f) chemistry and hematology lab tests; and (g) ocular pressure. Atlantic will deliver all such information to Isis for the Isis Database to: Isis Pharmaceuticals, Inc. 1896 Rutherford Road, Carlsbad, California 92008, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Isis). For clarity, Atlantic shall be responsible for all safety and/or pharmacovigilance matters relating to or arising from the development and commercialization of the Alicaforsen Products and for making all adverse event reports to the relevant Regulatory Authorities at the times and in the manner it deems appropriate to comply with all Applicable Laws.

3.3.2.      From time to time, Isis utilizes the information in the Isis Database to conduct analyses to keep Isis and its partners informed regarding class generic properties of antisense oligonucleotides, including with respect to safety. As such, if and when Isis identifies safety or other related issues that Isis reasonably believes may be relevant to an Alicaforsen Product or the gene target, ICAM-1 (including any potential class-related toxicity), Isis will promptly inform Atlantic of such issues and, if requested, provide the data supporting Isis’ conclusions. In addition, if Isis becomes aware of any serious adverse events related to Alicaforsen or ICAM-1, Isis will promptly inform Atlantic. Isis will deliver all such information to Atlantic to: Atlantic Pharmaceuticals Limited, Maple House, Birdbrook, Halstead, CO9 4BB, UK, Attention: Chief Medical Officer (or to such other address/contact designated in writing by Atlantic).

Section 3.4            Reports. Atlantic agrees to keep Isis informed with respect to activities and progress with the further development and commercialization of Alicaforsen Products (including with respect to the activities of Atlantic’s Affiliates and sublicensees), and agrees to provide to Isis and the JDC every six months a summary of such activities and progress. In accordance with Section 3.2.1, during the period Atlantic has a right of first negotiation under Section 4.1, Isis agrees to keep Atlantic informed with respect to Isis’ activities and progress with the further development and commercialization of Follow-On Products by providing a summary of any such activities at meetings of the JDC.

Section 3.5            [Not used]

Section 3.6            Supply of Existing Alicaforsen API.

3.6.1       Isis agrees to supply Atlantic with a quantity of Alicaforsen API that is in Isis’ possession as of the Restatement Date, reasonably sufficient to obtain Regulatory Approval for an Alicaforsen Product for Pouchitis (but not to exceed [***] kg) in the USA or Europe [***], in accordance with a clinical trial program set forth in the Development Plan.  For the avoidance of doubt, the [***] kg of Alicaforsen API supplied by Isis prior to the Restatement Date has been supplied [***].

3.6.2       Atlantic and Isis agree that, to the extent available from the stocks of Alicaforsen API in Isis’ possession as of the Restatement Date, any other quantities of Alicaforsen API required by Atlantic for the development and commercialization of Alicaforsen Product may be purchased from Isis in a minimum order size of [***]kg at a cost of [***] Dollars ($[***]) per gram until such stocks have been exhausted.  As of the Restatement Date, Isis has approximately (i) [***] kilograms of Alicaforsen API available for sale, and (ii) [***] kilograms of Alicaforsen API in quarantine with the possibility of release from such quarantine if certain qualification study(ies) are performed (e.g., a bridging toxicology study).  Isis will hold such Alicaforsen API in quarantine for a period of [***] ([***]) years after the Restatement Date for the benefit of Atlantic. If Atlantic has the necessary study(ies) performed, at Atlantic’s expense, and such Alicaforsen API is successfully released from quarantine in accordance with cGMP, Isis will sell such [***] kilograms of Alicaforsen API to Atlantic at a cost of [***] Dollars ($[***]) per gram.

3.6.3       All Alicaforsen API ordered by Atlantic pursuant to Section 3.6 will be shipped by Isis to Atlantic, EXW (Incoterms 2000) Isis’ premises, to the destination specified in writing by Atlantic.  All transportation and insurance costs are the sole responsibility of Atlantic.  Isis warrants that each such amount of Alicaforsen API supplied by Isis pursuant to Section 3.6; (i) will have been manufactured in accordance with cGMP, (ii) meets the specification for Alicaforsen API set out in the Regulatory Documentation existing at the Restatement Date, (iii) have at least [***] months shelf life remaining when delivered, and will be accompanied by a certificate of analysis.

Section 3.7            Product Manufacturing Responsibility.  Except as otherwise provided in this Agreement, Atlantic acknowledges and agrees that it is solely responsible for the manufacturing of Alicaforsen Product and Alicaforsen API, including, without limitation, management of the overall manufacturing strategy and tactics, CMC work, validation activities and batches, formulation, contract manufacturer selection for finished Alicaforsen Product, associated audits, and stability testing.  For the avoidance of doubt, except as expressly set forth in Section 3.6.1 and Section 3.6.2 of this Agreement, neither Atlantic nor Isis will have any obligations to one another with respect to the manufacture or supply of Alicaforsen API or Alicaforsen Product, and Atlantic is licensed under Section 2.1.1 to make and/or have made Alicaforsen API and Alicaforsen Product itself or by a Third Party, including, without limitation, by an Enabled CMO.

ARTICLE 4 -
FOLLOW-ON PRODUCT ROFN; EXCLUSIVITY COVENANTS

Section 4.1            (a)   Follow-On Product ROFN.  For a period of [***] ([***]) years following the Restatement Date, if Isis desires to (i) offer a Third Party an exclusive license to the rights to Systemic Delivery and Enema Delivery for a Follow-On Product (the “Follow-On Product License”), or (ii) pursue a bona-fide offer from a Third Party for a Follow-On Product License, then Isis will provide Atlantic with the right of first negotiation for such Follow-On Product License by written notice to Atlantic and will promptly deliver evaluation materials and any data reasonably relevant to such Follow-On Product, at which time Atlantic will have [***] days to notify Isis in writing whether Atlantic desires to obtain the Follow-On Product License. If Atlantic provides Isis with timely written notice within such [***]-day period that Atlantic desires to obtain the Follow-On Product License, then Isis and Atlantic will negotiate in good faith, to conclude a written license agreement within [***] days on commercially reasonable terms (including Development Plan and funding commitments from Atlantic for such Follow-On Product). If Atlantic fails to notify Isis within such [***]-day period that Atlantic desires to obtain the Follow-On Product License or, if despite good faith negotiations Atlantic and Isis are unable to reach agreement within [***] days after Isis’ receipt of such notice from Atlantic, then, notwithstanding anything to the contrary in this Agreement, (i) Isis will be free to develop and commercialize the Follow-On Product on its own or with a Third Party and may grant the Follow-On Product License (or grant a right to obtain such an exclusive license) to any Third Party for any indication on economic terms which, when taken as a whole, are no more favorable to any such Third Party than the terms last offered under this Section 4.1 by Atlantic to Isis, (ii) Atlantic will have no further rights to such Follow-On Product, and (iii) Isis will have no further obligations to Atlantic under this Agreement with respect to such Follow-On Product.

(b)           [***] Standstill Period. Notwithstanding the foregoing in Section 4.1, for a period of [***] ([***]) years following the Restatement Date (the “Standstill Period”), Isis agrees (i) not to consummate a Follow-On Product License with a Third Party that includes a license to develop and commercialize a Follow-On Product intended to achieve a therapeutic effect in the [***] (“[***]”), or (ii) if Isis consummates such a Follow-On Product License that includes rights to develop and commercialize a [***], such Third Party will be precluded from undertaking development of the [***] during the Standstill Period.  For purposes of this Section 4.1(b), a Third Party will be deemed to have initiated development of a [***] if such Third Party initiates [***] with a Follow-On Product intended to achieve a therapeutic effect in the [***].

Section 4.2            Exclusive Partner.

4.2.1       During the Term of this Agreement so long as Atlantic is developing and commercializing Alicaforsen Products in accordance with the terms of this Agreement, Isis will not develop or commercialize itself, and will not permit or grant any license under the Alicaforsen Patents or the ICAM-1 Specific Patents to a Third Party to develop or commercialize, any antisense drug compound designed to directly inhibit ICAM-1. Notwithstanding the foregoing, subject to Section 4.1, Isis retains the right to (i) use antisense compounds modulating ICAM-1 (including Alicaforsen) or to transfer such antisense compounds to Third Parties in each case for non-commercial target validation purposes, and (ii) use, manufacture, research, develop, and commercialize Follow-On Products and any other compounds to inhibit ICAM-1 other than Alicaforsen Products, covered by any of Isis’ intellectual property (including the Reverted Rights), and such activities will not be interpreted as a breach of this Agreement.    For the avoidance of doubt, subject to Section 4.1, Isis shall not be prohibited in any manner from using or exploiting any Isis intellectual property (including the Reverted Rights) with products and compounds other than Alicaforsen Products.  Isis’ obligations under this Section 4.2.1 will automatically terminate in the event of a Discontinuance.

4.2.2       To avoid confusion in the marketplace, during the term of this Agreement, Atlantic agrees not to develop or commercialize any product designed to directly inhibit ICAM-1 other than the Alicaforsen Products, and will not permit or grant any license under the Alicaforsen Patents or ICAM-1 Specific Patents to a Third Party to develop or commercialize any such product other than the Alicaforsen Products.  Notwithstanding the foregoing sentence, in the event that Atlantic’s right of first negotiation for the Follow-On Product License under Section 4.1(a) (i) is voluntarily terminated by Atlantic by written notice to Isis, or (ii) terminates in accordance with Section 4.1(a) and Atlantic and Isis have not consummated the Follow-On Product License, this Section 4.2.2 will no longer apply to Atlantic.

ARTICLE 5 -
[Not used]

ARTICLE 6 -
FINANCIAL PROVISIONS

Section 6.1            Up-Front Payment by Atlantic.

6.1.1       In consideration of the licenses granted to Atlantic under the Original Agreement and Section 2.1.1 of this Agreement, following the Effective Date, Isis and Atlantic executed the Subscription and Share Exchange Agreement, pursuant to which Atlantic paid an up-front license fee of $[***] to Isis which was satisfied (in full) by the issue to Isis of [***] ordinary shares in Atlantic’s share capital, which were immediately exchanged for [***] ordinary shares in Atlantic Healthcare’s share capital pursuant to the terms of the Subscription and Share Exchange Agreement; provided, however,

(a)  if at any time during the Anti-Dilution Protection Period (as defined in the Subscription and Share Exchange Agreement) Atlantic Healthcare issues any shares in the capital of Atlantic Healthcare to current shareholders (determined by reference to the date of the Original Agreement) at a subscription price per share of less than £[***], then Isis shall have the right to subscribe for additional AH Shares (as defined in the Subscription and Share Exchange Agreement) at [***] in the share capital of Atlantic Healthcare (for which purpose all shares in Atlantic Healthcare previously issued to Isis pursuant to the Original Agreement shall be deemed held by Isis, irrespective of whether Isis remains the registered holder thereof) had such new shares so issued to existing shareholders [***], as further provided for in the Subscription and Share Exchange Agreement; and

(b) if at any time during the Anti-Dilution Protection Period Atlantic Healthcare issues any shares in the capital of Atlantic Healthcare to [***] (as defined in the Subscription and Share Exchange Agreement) and/or [***] (as defined in the Subscription and Share Exchange Agreement) beyond [***] shares on terms not offered to other shareholders (including Isis), then Isis will have the right to participate on the same terms as [***] (as the case may be) so as to maintain its pro-rata shareholding in Atlantic Healthcare (for which purpose all shares in Atlantic Healthcare previously issued to Isis pursuant to the Original Agreement shall be deemed held by Isis, irrespective of whether Isis remains the registered holder thereof) as further provided for in the Subscription and Share Exchange Agreement.

6.1.2  In no event will Atlantic issue shares to Isis that exceed the Equity Cap.

Section 6.2            Milestone Payments by Atlantic.

6.2.1       Atlantic will pay to Isis the relevant milestone payment in cash or in an equivalent amount of Atlantic Equity Securities (subject to the written consent of Atlantic Healthcare Limited and in accordance with the terms of the Subscription and Share Exchange Agreement), at Atlantic’s sole discretion, not more than 60 days after achievement by Atlantic, its Affiliates or a sublicensee, of each of the applicable events, as follows:

Event	Payment*
[***]	US $	[***]
[***]	US $	[***]

* In respect of the above payments, Atlantic will be entitled to a single $[***] credit that may be applied to the first [***]% of each milestone payment due under this Section 6.2.1 until such credit is exhausted.  For example only, if Atlantic achieves the [***] milestone for an Alicaforsen Product for an indication other than [***], Atlantic may apply the $[***] credit toward the first [***]% of the applicable $[***] milestone payment (i.e., [***]% of $[***] = $[***]), such that after the credit is applied Atlantic will owe Isis a total milestone payment of $[***], and will have a remaining credit of $[***] (i.e., $[***] - $[***] = $[***]) to apply to the first [***]% of another milestone payment under this Agreement.

6.2.2 Notwithstanding the foregoing, in no event will Atlantic issue Atlantic Equity Securities to Isis that exceed the Equity Cap. To the extent any milestone payment of Atlantic Equity Securities will cause Isis’ aggregate equity ownership in Atlantic to exceed the Equity Cap, Atlantic will issue to Isis only the number of shares that will maintain such Equity Cap, and will pay Isis the remainder of such milestone payment in cash.  For purposes of this Section 6.2, the term “Atlantic Equity Securities” means (a) if Atlantic has a class of stock (x) registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and that is publicly traded on a major US exchange such as the NYSE or NASDAQ, or (y) traded on a major European exchange such as Deutsche Börse or the London Stock Exchange, such publicly traded common stock of Atlantic, the value of which will be determined [***]% by the average closing price for the 15 trading days immediately preceding the date the particular milestone event referenced in this Section 6.2 is achieved; or (b) if Atlantic does not have a class of publicly traded stock, the equity securities of Atlantic issued in its most recent venture capital financing occurring prior to the date the particular milestone event referenced in this Section 6.2 is achieved, which will be issued to Isis at the same price per share and with the same rights, preferences and privileges as provided to the other investors in such financing.

Section 6.3            Sublicense Revenue.

6.3.1       In the event that Atlantic enters into a Sublicense, Atlantic will pay Isis [***]% of the Sublicense Revenue (which does not include payments based on commercial sales of an Alicaforsen Product, including royalties or profit-sharing) from such sublicensing of any Alicaforsen Product by Atlantic or its Affiliates.

6.3.2       Any payment to Isis for its portion of Sublicense Revenue due under this Section 6.3 will be due within 30 days of Atlantic receiving such Sublicense Revenue.

Section 6.4            Royalty Payments by Atlantic.

6.4.1       For any Alicaforsen Product sold by Atlantic or its Affiliates, in consideration of Isis’ collaborative efforts and the licenses granted hereunder, Atlantic will pay Isis royalties on Net Sales of each Alicaforsen Product in accordance with the following table:

Cumulative Net Sales	Royalty Rate
Less than US $[***]	[***]	%
US $[***] to US $[***]	[***]	%
Above US $[***]	[***]	%

6.4.2       For any Alicaforsen Products sold pursuant to a Sublicense, in consideration of Isis’ collaborative efforts and the licenses granted hereunder, Atlantic will pay Isis royalties on Net Sales as follows:

6.4.2.1           For Alicaforsen Products sold for [***] indication, Atlantic will pay Isis royalties on Net Sales of each Alicaforsen Product equal to the greater of (i) [***]% of the royalty Atlantic is entitled to receive under such Sublicense, or (ii) [***]% of Net Sales; and

6.4.2.2           For an Alicaforsen Product that is not indicated for [***], Atlantic will pay Isis royalties on Net Sales of each Alicaforsen Product as follows:

(a) If the royalty to Atlantic is less than or equal to [***]% of Net Sales, then Isis receives [***]% of Net Sales of each Alicaforsen Product;

(b) If the royalty to Atlantic is greater than [***]% but less than [***]% of Net Sales, then Isis receives [***]% of Net Sales of each Alicaforsen Product; or

(c) If the royalty to Atlantic is equal to or greater than [***]% of Net Sales, then Isis receives [***]% of Net Sales of each Alicaforsen Product.

6.4.3       Isis will be responsible for payment of any Third Party royalty obligations related to an Alicaforsen Product that exist as of the Effective Date (“Existing Royalties”), including Existing Royalties due under the agreement with [***] dated [***].  Atlantic will be responsible for all other Third Party royalties, fees and milestones that may arise related to the development or commercialization of Alicaforsen Products.

Section 6.5            Term; Timing of Royalty Payments.  Atlantic’s obligation to pay royalties on each Alicaforsen Product will expire on a country-by-country basis upon the later of: (i) [***] years from the date of First Commercial Sale of such Alicaforsen Product in such country of sale, or (ii) the expiration of the last to expire Valid Claim of Alicaforsen Patents and ICAM-1 Specific Patents covering the making, using, or selling of such Alicaforsen Product in the country of sale, or (iii) the expiration of the last to expire Valid Composition of Matter Claim within Alicaforsen Patents or ICAM-1 Specific Patents in the country of manufacture of that Alicaforsen Product. The royalties due under Section 6.4 will become due and payable: (i) within 30 days of each respective Royalty Due Date with respect to Net Sales received by Atlantic or its Affiliates, and (ii) with respect to royalties due under Sublicenses, within 30 days of Atlantic itself receiving the royalty payments due from its sublicensees.  In each case royalties will be calculated in respect of the Net Sales in the calendar quarter immediately preceding the applicable Royalty Due Date.

Section 6.6            Payment Method.  Any amounts due to Isis under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated by Isis.  Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement and the payment is not in dispute between the Parties, or if disputed the dispute has not been resolved, will bear interest at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus 1% calculated on the number of days such payment is delinquent, compounded monthly.

Section 6.7            Currency; Foreign Payments.  If any currency conversion will be required in connection with any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar quarter to which such payments relate.  If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, Atlantic may notify Isis and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Isis or its designee, and Atlantic will have no further obligations under this Agreement with respect thereto.  All payments under this Agreement shall be made free and clear and without any set off, deduction, withholding or deferment in respect of any taxes unless required by law or practice of any relevant governmental authority.  The Parties shall co-operate to minimize any deduction or withholding in relation to any payments pursuant to this Agreement.

Section 6.8            Records Retention; Audit.

6.8.1       Record Retention.  Atlantic will maintain (and will ensure that its Affiliates and sublicensees will maintain) complete and accurate books, records and accounts that fairly reflect Net Sales with respect to each Alicaforsen Product, in each case in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with IFRS, which books, records and accounts will be retained by Atlantic, its Affiliates or sublicensees (as applicable) for the later of (i) 5 years after the end of the period to which such books, records and accounts pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.8.2       Audit.  Isis will have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Atlantic, have access during normal business hours, and upon reasonable prior written notice, to Atlantic’s records (and its Affiliates and sublicensees) as may be reasonably necessary to verify the accuracy of Net Sales, Sublicense Revenue, as applicable, for any calendar quarter or calendar year ending not more than [***] months prior to the date of such request; provided, however, that Isis will not have the right to conduct more than one such audit in any Calendar Year except as provided below.  The accounting firm will enter into appropriate obligations with Atlantic to treat all information it receives during its inspection as confidential.  The accounting firm shall disclose to Isis only whether the reported Net Sales and Sublicense Revenue are correct and details of any discrepancies but no other information shall be disclosed to Isis.  Isis will bear the cost of such audit unless the audit reveals a variance of more than [***]% from the reported results, in which case Atlantic will bear the cost of the audit.

6.8.3       Payment of Additional Amounts.  If, based on the results of such audit, additional payments are owed by either party to the other under this Agreement, the party due to make a payment will make such additional payments, with interest as set forth in Section 6.6, within 30 days after the date on which such accounting firm’s written report is delivered to such Party.

6.8.4 Confidentiality.  Isis will treat the financial information reported to it under Section 6.8.2 in accordance with the confidentiality provisions of Article 8; provided, however, that Isis may provide Third Parties to which Isis owes Existing Royalties on Alicaforsen Products such information if it exercises its audit rights concerning the Alicaforsen Products against Isis and provided such Third Party is bound to keep such information confidential.

Section 6.9            Isis Payment to Atlantic.

6.9.1       Up-Front Payment by Isis. In consideration for the Reverted Rights, Isis hereby provides Atlantic with a single US$[***] credit that may be applied to the purchase of Alicaforsen API under Section 3.6.2 above.

ARTICLE 7 -
PRESS RELEASES & PUBLICATIONS

Section 7.1            Press Releases

7.1.1 Press Releases - Generally.  Each provision of this Section 7.1.1 is subject to Section 7.1.2 below.  Press releases or other similar public communication by either Party relating to this Agreement, will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except (i) disclosures made by Isis related to products covered by the Reverted Rights, or (ii) for those communications required by Applicable Law, which are Authorized Disclosures or disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.

7.1.2 Press Releases — Product Safety/Efficacy. Each Party will immediately notify (and, if possible, provide as much advance notice as possible to) the other of any event materially related to Alicaforsen Products (including any regulatory approval) so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event, and Isis agrees to provide Atlantic with at least 3 days advance notice of Isis’ intention to publicly disclose any adverse safety information related to a Follow-On Product.  Notwithstanding Section 7.1.1 above, any press release or other similar public communication by either Party related an Alicaforsen Product’s efficacy or safety data and/or results, will be submitted to the other Party for review and approval at least 72 hours in advance of such proposed public disclosure, which approval will not be unreasonably withheld or delayed.

Section 7.2            Publications.  Each provision of this Section 7.2 is subject to Section 7.1.2 above.  At least [***] days prior to a Party’s submission of any material related to the research or development activities hereunder for publication or presentation, the publishing

Party will provide to the other Party with a draft of such material for its review and comment.  The non-publishing Party will provide any comments to the publishing Party within [***] days of receipt of such materials. Except for disclosures made by Isis related to products covered by the Reverted Rights, no publication or presentation with respect to the research or development activities hereunder will be made unless and until the non-publishing Party’s comments on the proposed publication or presentation have been discussed by the Parties. If requested in writing by the non-publishing Party, the publishing Party will withhold material from submission for publication or presentation for a reasonable time to allow for the filing of a patent application.

ARTICLE 8 -
CONFIDENTIALITY

Section 8.1            Disclosure and Use Restriction.  Except pursuant to an Authorized Disclosure, the Parties agree that, for the Term and for five years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information received from the other Party.

ARTICLE 9 -
INTELLECTUAL PROPERTY

Section 9.1            Prosecution of Patents.

9.1.1       Solely Owned Patents. With the exception of the Alicaforsen Patents and the ICAM-1 Specific Patents, which are addressed in Section 9.1.2, each Party will have the sole right, at its cost and expense and at its sole discretion, to obtain, prosecute, maintain and enforce throughout the world any Patents solely owned or Controlled by such Party.

9.1.2       Alicaforsen Patents and ICAM-1 Specific Patents.  Subject to Section 9.1.4 below, Isis will have the sole obligation at its expense, to obtain, prosecute and maintain the Alicaforsen Patents and the ICAM-1 Specific Patents in such countries as Isis is prosecuting such Patents on the Restatement Date using Commercially Reasonable Efforts.  For clarity, Atlantic will not have the right to review or comment on any applications or registrations to be filed by Isis under this Section 9.1.2, and Isis may cease prosecuting or maintaining particular applications or patents in the Alicaforsen Patents and ICAM-1 Specific Patents in selected jurisdictions, if Isis determines that it is not commercially reasonable to continue such efforts (in which case the terms of Section 9.1.4 will apply).

9.1.3       [Not used]

9.1.4       Discontinued Patents.  If under Section 9.1.2 Isis elects to discontinue prosecution or maintenance of any particular applications or patents in the Alicaforsen Patents or the ICAM-1 Specific Patents (if applicable), as the case may be, in a selected jurisdiction, Isis will give thirty (30) days advance written notice to Atlantic of any decision to cease preparation, filing, prosecution and maintenance of that Patent right (a “Discontinued Patent”).  In such case, Atlantic may elect at its sole discretion to continue preparation, filing, prosecution or maintenance of the Discontinued Patent in the select jurisdiction at its sole expense and thereafter Atlantic will own any such patent application and patents maturing therefrom and be solely responsible for all costs. Isis will execute such documents and perform such acts as may be reasonably necessary for Atlantic to continue prosecution or maintenance of the applicable Discontinued Patent including assigning ownership of such Patent or application. Should Atlantic elect to continue preparation, filing, prosecution and maintenance of Discontinued Patents which are Alicaforsen Patents or ICAM-1 Specific Patents, such Patents will no longer be deemed to be Alicaforsen Patents or ICAM-1 Specific Patents for the purposes of this Agreement.  Notwithstanding the foregoing, Atlantic’s right to continue the preparation, filing, prosecution and maintenance of a Discontinued Patent that is an ICAM-Specific Patent is limited solely to the extent such Patent claims ICAM-1.

9.1.5       Cooperation.  Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Alicaforsen Patents and the ICAM-1 Specific Patents (if applicable), and the other Party’s Patents which cover an Alicaforsen Product. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such other Party, to file, prosecute, and maintain its Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

9.1.6       Patent Term Extensions.  The Parties agree to cooperate in an effort to avoid loss of any of the Patents forming part of Alicaforsen Patents or ICAM-1 Specific Patents including by executing any documents as may be reasonably required.  In particular, the Parties shall cooperate with each other in obtaining patent term extension or restoration or supplemental protection certificate (“Patent Term Extensions”) or their equivalents in any country and region where applicable.  In particular but without limiting the foregoing Isis shall provide reasonable assistance to Atlantic, including by executing any required documents and providing any relevant patent information to Atlantic, so that Atlantic, as Regulatory Approval applicant, may deal with the applicable Regulatory Authority in connection with obtaining such Patent Term Extension.

Section 9.2            Enforcement of Patents

9.2.1       Rights and Procedures.  If Isis or Atlantic determines that any Patent licensed hereunder is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it will promptly notify the other Party in writing.  Except for the Alicaforsen Patents and the ICAM-1 Specific Patents which are discussed below, the Party controlling the Patent(s) which are allegedly being infringed will have the sole right and obligation to remove such infringement.

(a)           Alicaforsen Patents and ICAM-1 Specific Patents.  With respect to the Alicaforsen Patents and the ICAM-1 Specific Patents (if applicable and solely to the extent infringed by a Third Party with a product targeting ICAM-1), Atlantic will have the first right, but not the obligation, at Atlantic’s expense, to remove such infringement. In the event that Atlantic fails to take commercially appropriate steps to remove any such infringement within 90 days following notice of such infringement, or earlier notifies Isis in writing of its intent not to take such steps, and such infringement is likely to have a material adverse effect on the Alicaforsen Product, so long as the infringement is not taking place in a Major Market and so long as Atlantic does not inform Isis that Atlantic considers, in good faith, that to take such proceeds would (x) be prejudicial to its litigation strategy in a Major Market and (y) be commercially unreasonable under the circumstances, (i) Isis will have the right to do so at its expense, (ii) Atlantic will have the right, at its own expense, to be represented in any such action, and (iii) the exclusive license(s) granted under Article 2 that pertain to such Alicaforsen Patent or ICAM-1 Specific Patent (if applicable), will automatically convert into nonexclusive licenses. Isis will have the right, at Isis’ own expense, to remove infringement of the Alicaforsen Patents or ICAM-1 Specific Patents (if applicable) (i) if Isis is unilaterally developing and commercializing an Alicaforsen Product pursuant to Section 11.2, (ii) with respect to any products covered by the Reverted Rights, or (iii) if a Third Party is infringing the ICAM-1 Specific Patents with any product that does not target ICAM-1.

(b)           Cooperation.  The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party (at the enforcing Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.  If Isis requests that Atlantic take action to remove infringement of an Alicaforsen Patent or ICAM-1 Specific Patent (if applicable) to the extent infringed by a Third Party with a product targeting ICAM-1, and Atlantic believes it is not commercially appropriate to take such actions, the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner.

9.2.2       Recovery.  Any amounts recovered by Atlantic in connection with or as a result of any action contemplated by Section 9.2.1(a), whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder in excess of the reasonable costs and expenses in making such recovery will be treated as Net Sales of an Alicaforsen Product and royalties will be due in respect of such Net Sales pursuant to this Agreement. Isis will retain all amounts it recovers enforcing the Alicaforsen Patents and the ICAM-1 Specific Patents.

ARTICLE 10 -
TERM AND TERMINATION

Section 10.1         Term.  The term of this Agreement (the “Term”) commences upon the Restatement Date and, unless earlier terminated in accordance with the provisions of this Article 10, will continue until the expiration of all obligations to pay royalties on all Alicaforsen Products to Isis.

Section 10.2         Rights in Bankruptcy or Insolvency  If either Party becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a Third Party’s intention to file an involuntary petition in bankruptcy, such Party immediately shall notify the other Party in writing.  In addition to any other remedies available at law or in equity, the other Party (i.e., the non-bankrupt Party) may immediately terminate this Agreement, in whole or in part as the terminating Party may determine, upon learning of any of the foregoing events; provided, however, that the financial terms set forth in Article 6 above will remain in tact and will survive any such termination.  The terminating Party shall provide to the other Party a written notice regarding the extent of termination. If a Party seeks (the “Filing Party”) to be or is involuntarily placed under the protection of the “Bankruptcy Code” (i.e., Title 11, U.S. Code) or its equivalent outside the USA, and the trustee in bankruptcy, or the Filing Party as a debtor-in-possession, rejects this Agreement, then the other Party (the “Non-Filing Party”) hereby elects, under Section 365(n) of the Bankruptcy Code, to retain all licenses of rights to “intellectual property” (as defined under such Bankruptcy Code) granted to it under this Agreement, to the extent permitted by law.  As of the commencement of a bankruptcy proceeding by or against the Filing Party, the Non-Filing Party is entitled to a complete duplicate of all embodiments of “intellectual property” licensed to it hereunder.  To the extent such embodiments are not already in the Non-Filing Party’s possession as of the commencement of a bankruptcy, the Filing Party (or the trustee in bankruptcy) shall deliver such embodiments to the Non-Filing Party (i) upon any such commencement of a bankruptcy proceeding, unless the Filing Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), then upon a rejection of this Agreement (or the equivalent) by or on behalf of the Filing Party.

Section 10.3         Material Breach.  Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to invoke the provisions of Section 14.4 if such default is not cured.  If such default is not cured within 90 days after the receipt of such notice (or, if such default cannot be cured within such 90-day period, if the Party in default does not commence actions to cure such default within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to invoke the provisions of Section 14.4; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the 90-day cure period will be stayed until such time as the dispute is resolved pursuant to Section 14.4 hereof.

Section 10.4         Consequences of Expiration or Termination.

10.4.1     Licenses.  Upon expiration of the Term or upon termination of this Agreement in its entirety by either Party pursuant to Section 10.3, or by Isis pursuant to Section 10.2 and upon payment of all amounts owed pursuant to this Agreement, the licenses granted by Isis to Atlantic hereunder will terminate.

10.4.2     Return of Information and Materials.  Upon early termination of this Agreement in its entirety by either Party pursuant to Section 10.3, or by Isis pursuant to Section 10.2, Atlantic will return all data, files, records and other materials in its possession or control relating to or containing or comprising Isis’ Confidential Information and, in each case (except one copy of which may be retained for archival purposes).

Section 10.5         Accrued Rights; Surviving Obligations.

10.5.1     Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

10.5.2     Survival.  Articles 7, 8, 10, 11, 12, and 14, Section 1.2, and Section 6.8 of this Agreement will survive expiration or termination of this Agreement for any reason.

ARTICLE 11

DISCONTINUED DEVELOPMENT BY ATLANTIC

Section 11.1  Discontinuances. In the event of a Discontinuance, Isis will have a reversion right as further described in Section 11.2.

Section 11.2  Reversion Rights. Following the occurrence of a Discontinuance, Isis may elect to continue to develop any Alicaforsen Product that is the subject of such Discontinuance by notice in writing to Atlantic (an “Election Notice”) that Isis is exercising its rights under this Section 11.2, in which case this Agreement will terminate (subject to the survival provisions set forth in Section 10.5.2). Upon receipt of an Election Notice, Atlantic will (i) grant to Isis a sublicensable, worldwide license or sublicense, as the case may be, to all Patents controlled by Atlantic solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import the Alicaforsen Product and (ii) transfer to Isis, for Isis’ unlimited use, any data, results, regulatory information and files in the possession of Atlantic as of the date of the Election Notice that relate to the Alicaforsen Product, subject to the negotiation in good faith of a reasonable royalty payable to Atlantic that represents the value of the items transferred to Isis.

ARTICLE 12 -

INDEMNIFICATION AND INSURANCE

Section 12.1         Indemnification of Isis.  Atlantic will indemnify Isis and its Affiliates, and each of their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising from or occurring as a result of any and all liability suits, investigations, claims or demands by a Third Party (collectively, “Losses”) arising from or occurring as a result of or in connection with (a) the breach of any of Atlantic’s representations, warranties, or covenants contained in Article 13 below, or (b) whether or not negligence is found or alleged, the manufacture (except to the extent attributable to Isis’ negligence), use, handling, storage, sale or other disposition of an Alicaforsen Product or other compound that is developed or sold by Atlantic, its Affiliates, agents or sublicensees, except to the extent Isis has an obligation to indemnify Atlantic under Section 12.2 below.

Section 12.2         Indemnification of Atlantic.  Isis will indemnify Atlantic, its Affiliates, and its sublicensees, and each of their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all Losses arising from or occurring as a result of or in connection with (a) the breach of any of Isis’ representations, warranties, or covenants contained in Article 13 below, or (b) whether or not negligence is found or alleged, the manufacture, use, handling, storage, sale or other disposition of a compound that is developed or sold by Isis, its Affiliates, agents or sublicensees, except to the extent Atlantic has an obligation to indemnify Isis under Section 12.1 above.

Section 12.3         Insurance.  Each Party will have and maintain such types and amounts of liability insurance as is reasonable and customary in the industry generally for parties similarly situated, and will upon request provide the other with a certificate of insurance.  Each Party will promptly notify the other of any material change in insurance coverage or lapse in coverage in that regard.

Section 12.4         Liability. Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates:

12.4.1     of a direct nature where the same is a loss of turnover, profits, business or goodwill; or

12.4.2     of an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

ARTICLE 13 -
REPRESENTATIONS AND WARRANTIES

Section 13.1         Representations, Warranties and Covenants.  Each Party hereby represents, warrants and covenants to the other Party as of the Restatement Date as follows:

Section 13.2         Corporate Authority.  Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

Section 13.3         Consents, Approvals, etc.  All necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

Section 13.4         Conflicts.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

Section 13.5         Intellectual Property.  To each Party’s knowledge, as of the Effective Date, no additional Third Party licenses are required to develop, use and sell the enema formulation of Alicaforsen.

Section 13.6         Isis Representations, Warranties, and Covenants. Isis hereby represents, warrants and covenants to Atlantic as of the Effective Date as follows:

13.6.1     IP Ownership.  Isis has the sufficient legal and/or beneficial title and ownership of the Alicaforsen Patents and the ICAM-1 Specific Patents as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to Atlantic pursuant to this Agreement; Isis has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, licensed, transferred, conveyed or otherwise encumbered its right, title or interest in or to the Isis Data (“Isis Background Know How”) or the Alicaforsen Patents and ICAM-1 Specific Patents licensed hereunder (including by granting any covenant not to sue with respect thereto) (the Isis Background Know How and such Alicaforsen Patents and ICAM-1 Specific Patents licensed hereunder together being the “Isis Background IP”).   To the best of Isis’ knowledge, the conception, development and reduction to practice of the Isis Background IP existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party; and

13.6.2     Patent Maintenance. True, complete and correct copies of the complete file wrapper and other material correspondence with any patent office relating to the prosecution, validity and enforceability of the Patents within the Alicaforsen Patents and the ICAM-1 Specific Patents existing at the Effective Date have been provided to or made available to Atlantic prior to the Effective Date and, to the best of Isis’ knowledge, there is no material reason why any of such Patents are invalid.  In respect of the pending patent applications included within such Patents, Isis has presented all relevant prior art of which it and the inventors are aware to the relevant patent examiners at the relevant patent offices; and

13.6.3     Patent Prosecution.  The Alicaforsen Patents and ICAM-1 Specific Patents licensed hereunder that are applications at the Effective Date are being diligently procured from the respective patent offices and the Patents within such Patents licensed hereunder that are granted at the Effective Date have been maintained properly and correctly and all applicable fees have been paid on or before the due date for payment; and

13.6.4     Third Party Actions.  To the best of Isis’ knowledge, no actions, suits, claims, disputes, or proceedings concerning the Alicaforsen Patents or the ICAM-1 Specific Patents licensed hereunder or the Alicaforsen Product are currently pending or are threatened in writing, that if determined adversely to Isis would have a material adverse effect on the Alicaforsen Product or would impair Isis’ ability to perform its obligations under this Agreement.

13.6.5     Alicaforsen.  As of the Effective Date, Isis does not Control any Patents other than the Alicaforsen Patents and the ICAM-1 Specific Patents that would be necessary to develop or commercialize Alicaforsen Products or to manufacture Alicaforsen Product or Alicaforsen API other than the Patents within Excluded Isis IP and, to the best of Isis’ knowledge, Isis does not Control any know-how that would be necessary to develop or commercialize Alicaforsen Products other than the Isis Data and know-how transferred to Atlantic under Section 2.2.1.

Section 13.7         Enabled CMOs. Isis hereby represents and warrants, as of the Restatement Date, that each of Avecia Biotechnology, Inc., Agilent Technologies, Inc., and Girindus America Inc. is an Enabled CMO.

Section 13.8         Atlantic Representations, Warranties, and Covenants.  Atlantic hereby represents, warrants and covenants to Isis that:

13.8.1     Capabilities.   As of the Effective Date, Atlantic has the requisite personnel, expertise, experience and skill to perform its obligations under this Agreement; Atlantic’s sales representatives will perform in a professional, timely, competent and efficient manner; and Atlantic, its Affiliates, and its sublicensees will at all times comply with all Applicable Laws.

13.8.2     Sublicenses.         As of the Restatement Date, Atlantic has not granted any sublicenses (including Sublicenses) under the Original Agreement, except that certain Development and License Agreement with Sigma Pharmaceuticals (formerly Orphan Australia Pty. Ltd.) executed on or about December 6, 2007, which is in full compliance with, and remains subject to, the terms and conditions of this Agreement.

13.8.3     Payment Obligations.  As of the Restatement Date, no payment obligations have accrued under the Original Agreement that have not been paid by Atlantic to Isis.

Section 13.9         DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 13, ATLANTIC AND ISIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ATLANTIC AND ISIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 14 -
MISCELLANEOUS

Section 14.1         Assignment.  Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to (a) any of its Affiliates, or (b) any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets to which this Agreement relates provided always in the case where Isis is the assigning Party it also transfers title to the Alicaforsen Patents or the ICAM-1 Specific Patents to such Third Party, and if in any such event the Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement, (ii) Atlantic may assign or transfer this Agreement, without Isis’ consent, to Atlantic Healthcare, or (iii) Isis may assign or transfer its rights under Article 6.4 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.  Any purported assignment or transfer in violation of this Section 14.1 will be void ab initio and of no force or effect.

Section 14.2         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Section 14.3         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of New York, USA without reference to any rules of conflicts of laws.

Section 14.4         Dispute Resolution.

14.4.1     General.  Any dispute, controversy or claim arising from or related to this Agreement or the breach thereof will first be referred to the attention of the Chief Executive Officer of Atlantic and the Chief Operating Officer of Isis (the “Executive Officers”) by notice in writing in accordance with the terms of this Agreement.  The Executive Officers (or their respective designees) will meet as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim.  If any dispute, controversy or claim is not resolved by the designated officers of the Parties (or their designees) within 30 days after such dispute is referred to them, then the Parties agree that such dispute will be referred to mediation, and if the dispute remains unresolved after mediation, either Party will have the right to arbitrate such dispute in accordance with Section 14.4.3; provided, however, that any dispute relating to the construction or validity of any Patent will not be subject to arbitration.

14.4.2     Mediation.  If the Parties pursue mediation proceedings the Parties will attempt to resolve such dispute in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”), before resorting to arbitration in accordance with Section 14.4.3 below.  The mediation will be conducted by a single mediator experienced in the business and technology that is the subject of this Agreement.  The place of mediation will be in New York, NY, USA.  Either Party may apply to the mediator or to a court for interim injunctive relief until the mediation decision is rendered or the dispute, controversy or claim is otherwise resolved.

14.4.3     Arbitration. If the Parties do not fully settle any dispute, controversy or claim pursuant to Section 14.4.1 or 14.4.2 and a Party wishes to pursue the matter further, each such dispute, controversy or claim will be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration will be conducted by a single arbitrator agreeable by the Parties, if the Parties cannot agree upon an arbitrator, the arbitrator will be appointed by the AAA. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 14.4.  The place of arbitration will be New York, NY, USA. Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

14.4.4     Disputes Regarding Material Breach.  If the Parties are in dispute as to whether one party is in material breach of this Agreement, then the mediator or arbitrators will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 10.3.  If the material breach is not cured within the time period provided pursuant to Section 10.3, the mediation or arbitration will continue and the mediator or arbitrators will, as part of the same mediation or arbitration, award actual direct damages to the non-defaulting Party.

14.4.5     Costs and Expenses.  Except as expressly provided herein, each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the mediator’s and/or arbitrators’ and any administrative fees of mediation and arbitration. Notwithstanding the foregoing, in the case of arbitration, if a Party has been found to be in material breach of this Agreement, the defaulting Party will be responsible for both Parties’ Third Party costs and expenses (including the costs of the arbitrators and any administrative fees of arbitration) and the reasonable attorneys’ fees of the non-defaulting Party; provided, however, that the total amount of such fees and expenses the defaulting Party is required to reimburse the non-defaulting Party cannot exceed the total amount of monetary damages awarded to the non-defaulting Party as a result of such material breach.

14.4.6     Procedure.   Except to the extent necessary to confirm an award or as may be required by law, neither a Party, a mediator, nor an arbitrator may disclose the existence, content, or results of a mediation or an arbitration without the prior written consent of both Parties. In no event will arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

14.4.7     Speedy Resolution.   The Parties intend, and will take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any dispute which becomes the subject of mediation or arbitration, and the mediator and arbitrators will conduct the mediation or arbitration so as to resolve the dispute as expeditiously as possible.

14.4.8     Awards. In any mediation, a decision or opinion issued by the mediator regarding the dispute between the Parties is non-binding. The arbitrators may award monetary damages and injunctive relief, but may not order the granting or termination of licenses or assign rights to an Alicaforsen Product to either of the Parties.  Monetary damages will be in the form of off-set royalties or otherwise, to account for the damages to the non-defaulting Party from the breach, and to account for the defaulting Party’s contribution to the Alicaforsen Product in view of the breach.  All awards will be in writing and will state reasons.  Executed copies of all awards will be delivered by the arbitrators to the Parties as soon as is reasonably possible.  All awards of the arbitrators will be final and binding on the Parties, and there will be no appeal of any such award whatsoever.  The Parties undertake to satisfy any award without delay.

Section 14.5         Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Atlantic, to:

Atlantic Pharmaceuticals Limited

MoFo Notices Limited

7th Floor

CityPoint

One Ropemaker Street

London EC2Y 9AW

Attention:   Chief Executive Officer

Facsimile:  +44 (0) 20 7496 8500

If to Isis, to:

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, California 92008

Attention: Chief Operating Officer and CFO

Facsimile: +1 (760) 603-4650

with a copy to:

Attention:  General Counsel

Facsimile: +1 (760) 268-4922

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 14.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Section 14.6         Entire Agreement; Modifications.  This Agreement (and the Subscription and Share Exchange Agreement) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements (including the Original Agreement), understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 14.7         Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

Section 14.8         Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

Section 14.9         Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 14.10       No Benefit to Third Parties.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than Isis and Atlantic and their respective successors and permitted assigns except as otherwise expressly provided in Section 12. Except as expressly provided in Section 12, no person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right to enforce any terms of this Agreement which expressly or by implication confers a benefit on that person without the prior written agreement of the Parties which agreement must refer to this Section 14.10.

Section 14.11       Further Assurance.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

Section 14.12       Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other non-performance hereunder if such delay or non-performance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use Commercially Reasonable Efforts to resume performance of its obligations.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Restatement Date.

ATLANTIC PHARMACEUTICALS LIMITED		ISIS PHARMACEUTICALS, INC.

Per:	/s/ Toby Wilson Waterworth	Per:	/s/ B. Lynne Parshall

Toby Wilson Waterworth		B. Lynne Parshall
Director		Chief Operating Officer & CFO

APPENDIX 1

Definitions

“Affiliate” of a Party means any other party that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of a party, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. Notwithstanding the foregoing, Regulus Therapeutics Inc. will not be deemed an “Affiliate” of Isis for the purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Alicaforsen” means the compound known by the USAN name “Alicaforsen,” which is also known as ISIS 2302.

“Alicaforsen API” means Alicaforsen in bulk form manufactured in accordance with cGMP for use in an Alicaforsen Product.

“Alicaforsen Patents” means (i) the Patents listed on Appendix 2, and (ii) all Patents issuing from the Patents in (i), and (iii) any other Patent Controlled by Isis during the term of this Agreement which covers the composition, formulation or use of Alicaforsen but excluding always the Patents within Excluded Isis IP and the ICAM-1 Specific Patents.

“Alicaforsen Product” means a pharmaceutical preparation comprising Alicaforsen.

“Applicable Law” means all applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Atlantic Equity Securities” has the meaning set forth in Section 6.2.2.

“Atlantic Healthcare” means that company incorporated in England and Wales with company registration no. 5878612 whose registered address is Maple House, Birdbrook, Halstead, Essex CO9 4BB.

“Authorized Disclosure” means a disclosure of Confidential Information by the receiving Party to the extent that such disclosure is:

(i)  made in response to a valid order of a court of competent jurisdiction; provided, however, that such receiving Party will first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that

Confidential — Execution Version

are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)           otherwise required to comply with Applicable Laws, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, UKLA or any other stock exchange or which securities of either Party may be listed) provided, however, to the extent possible bearing in mind such Applicable Laws and subject to the next subsequent sentence of this paragraph, the receiving Party shall provide the other Party with a copy of the proposed text of such statements or disclosure five (5) Business Days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, unless a shorter review time is agreed.  If the compliance with an Applicable Law requires filing of this Agreement, the filing Party shall to the extent possible seek confidential treatment of portions of this Agreement from the relevant competent authority and shall provide the other Party with a copy of the proposed filings at least ten (10) Business Days prior to filing for the other Party to review any such proposed filing.  Each Party agrees that it will obtain its own legal advice with regard to its compliance with Applicable Laws and will not rely on any statements made by the other receiving Party relating to such laws;

(iii)          made by such receiving Party to the Regulatory Authorities as necessary for (a) the development or commercialization of a Alicaforsen Product in a particular country, or (b) as required in connection with any filing, application or request for Regulatory Approval in a particular country and in either case to the extent consistent with the licenses granted under the terms of this Agreement;

(iv)          made by the receiving Party, in connection with the performance of this Agreement, to Affiliates sublicensees, licensors, licensees, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

(v)           made by the receiving Party to existing or potential acquirers; existing or potential pharmaceutical collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(vi)          made by the receiving Party to its legal advisers for the purpose of seeking advice.

“Business Day” means 9.00am to 5.00pm local time on any day, other than Saturday, Sunday or any statutory holiday or public holiday in the United States or England and Wales.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“cGMP” means current Good Manufacturing Practices as specified in ICH Guideline Q7A, the United States Code of Federal Regulations, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Commercially Reasonable Efforts” (i) in respect of Atlantic means efforts and resources commonly used in the biotechnology industry by companies at a similar stage of development for products of similar commercial potential to develop and commercialize a product owned by such a company or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential to the Alicaforsen Product in question and taking into account the patent and other proprietary position of the product; and (ii) in respect of Isis means efforts and resources commonly used by biotechnology companies of a similar size to Isis based on market capitalization to develop a product owned by such a company or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential to the Alicaforsen Product in question and taking into account the patent and other proprietary position of the product.  If Atlantic is commercializing Alicaforsen in a given Major Market in accordance with the Development Plan, such commercialization will be deemed to be an example of using Commercially Reasonable Efforts; provided, however, that a failure to so commercialize in such a Major Market will not be dispositive of a failure to use Commercially Reasonable Efforts.

“Committee Members” has the meaning set forth in Section 3.2.

“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or the Original Agreement, or in the course of performing this Agreement or the Original Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business.

Exceptions. Notwithstanding the foregoing, information or know-how of a Party will not be deemed Confidential Information for purposes of this Agreement if such information or know-how:

(a)           was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(b)           was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party;

(c)           became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(d)           was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(e)           was independently discovered or developed prior to disclosure by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party.

“Control” means, with respect to any Patent or other intellectual property right, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license, sublicense or other right to or under, such Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional financial or other obligation to a Third Party except the obligations specifically described in Section 6.7.

“Cumulative Net Sales” means the total cumulative amount of Net Sales calculated separately for each of the Alicaforsen Products, from the first date that each such product was approved for commercialization by a Regulatory Authority.

“Development Plan” means a written plan for the development of an Alicaforsen Product which describes the planned activities and timelines including:

a)              Pre-clinical studies

b)             Formulation development

c)              Clinical studies

d)             Regulatory activities

e)              Manufacturing process development and scale up

f)                Pharmacovigilance plans

g)             Commercialization plans

The term “Development Plan” includes the Initial Development Plan approved by Isis and Atlantic and attached to this Agreement as Appendix 4.

“Discontinuance” means the occurrence of any one of the following:

1. Atlantic voluntarily elects to abandon researching, developing and/or commercializing all Alicaforsen Products, as evidenced by a written communication from an authorized officer of Atlantic to Isis; or

2.     Atlantic fails to use Commercially Reasonable Efforts and the Quality Standard to develop and commercialize at least one Alicaforsen Product.

“Discontinued Patent” has the meaning set forth in Section 9.1.4.

“Effective Date” means March 7, 2007.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“Enabled CMO” means a Third Party engaged in the business of contract manufacturing to which Isis has granted a license to certain of Isis’ manufacturing intellectual property for the manufacture of oligonucleotides, including Alicaforsen API.

“Enema Delivery” means a route of delivery directly into an ostomy or the rectum to achieve a local effect in the gastrointestinal tract or a systemic therapeutic effect.

“Equity Cap” means [***]% of the issued and outstanding share capital of Atlantic (on an as-issued, post financing basis).

“Excluded Isis IP” means all know how and Patents Controlled by Isis on the Effective Date and at any time during the term of the Agreement other than (A) Alicaforsen Patents, (B) ICAM-1 Specific Patents, (C) Isis Data, and (D) Isis Manufacturing Know How.  For clarity, Excluded Isis IP includes any know how and Patents Controlled by Isis which cover Isis’ (i) formulation and delivery technology (save as expressly claimed in the Alicaforsen Patents, ICAM-1 Specific Patents and Isis Manufacturing Know How), (ii) RNAi technologies, (iii) microRNA technologies, and (iv) chemical modifications and motifs, and (v) the Excluded Manufacturing IP.

“Excluded Manufacturing IP” means all Patents and know how (including any and all information directly relating to manufacturing methods (including related analytical methods) of Alicaforsen API) Controlled by Isis on the Effective Date and at any time during the term of the Agreement which claim the manufacturing process by which Isis manufactures Alicaforsen API.

“Existing Royalties” has the meaning set forth in Section 6.4.3.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means the first sale of an Alicaforsen Product by Atlantic, its Affiliates or a sublicensee to a Third Party in a particular country after Regulatory Approval has been obtained.

“Follow-On Product” means a pharmaceutical composition, formulation, dosage form, delivery system and presentation discovered and developed by Isis after the Restatement Date that contains a nucleic acid that hybridizes to a nucleic acid molecule encoding ICAM-1 (alone or with other active ingredients) that has a different chemistry than Alicaforsen.

“IBD” means a chronic disorder of the [***], including without limitation, [***] or [***].

“ICAM-1” means intercellular adhesion molecule-1 (also called CD54).

“ICAM-1 Specific Patents” means (i) the Patents listed on Appendix 3 (ii) all Patents issuing therefrom, and (iii) any other Patents Controlled by Isis during the term of this Agreement which cover the composition, formulation or use of Alicaforsen Products, but excluding always the Alicaforsen Patents and the Patents within Excluded Isis IP.

“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, as amended from time to time.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND-Supporting Toxicology Studies” means the pharmacokinetic and toxicology studies required to meet the requirements for filing an IND.

“[***]” means a route of delivery into the human body by [***] directly into the [***] of a human being.

“Initiation of a Phase I Clinical Trial” means the first visit by the first human patient in a Phase I Clinical Trial during which dosing of an Alicaforsen Product or placebo occurs.

“Initiation of a Pivotal Quality Clinical Trial” means the first visit by the first patient in a Pivotal Quality Clinical Trial during which dosing of an Alicaforsen Product or placebo occurs.

“Intramuscular Injection” means an injection directly into muscle of a human being.

“Intravenous Injection” means an injection directly into a vein of a human being.

“Isis Background IP” has the meaning set forth in Section 13.6.1.

“Isis Background Know How” has the meaning set forth in Section 13.6.1.

“Isis Data” has the meaning set forth in Section 2.2.1.

“Isis Database” has the meaning set forth in Section 3.3.1.

“Isis Manufacturing Know How” has the meaning set forth in Section 2.2.1.

“JDC” has the meaning set forth in Section 3.2.

“Losses” has the meaning set forth in Section 12.1.

“Major Market” means the [***] and [***].

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain Regulatory Approval for commercial product in the United States or an equivalent application for regulatory approval in other Major Market countries.

“NDA Filing” means the acceptance by the FDA or other Regulatory Authority of the filing of an NDA for the applicable Alicaforsen Product.

“Net Sales” means the gross invoiced price charged by Atlantic or its Affiliates or sublicensees, as appropriate, for the sale of an Alicaforsen Product to a Third Party by Atlantic, its Affiliates or its sublicensees, as appropriate, less the following deductions:

(i)            Trade and quantity discounts actually granted;

(ii)           Credits for returns or allowances;

(iii)          Actual uncollectible amounts for Alicaforsen Product where collectibility is determined in accordance with IFRS consistently applied to all of Atlantic’s products;

(iv)          Freight, shipping insurance and other transportation expenses directly related to the sale of the Alicaforsen Product (if actually borne by Atlantic, its Affiliates or sublicensees without reimbursement from any Third Party);

(v)           The amount of any sales tax or other taxes assessed directly on the sale of such Alicaforsen Product which is not refunded; and

(vi)          Charge back payments or rebates granted to managed health care organizations or federal, state and local governments, their agencies, purchasers and reimburses.

The transfer of Alicaforsen Product by Atlantic or one of its Affiliates to another Affiliate shall not be considered a sale.  Upon the sale or other disposal of Alicaforsen Product for other than monetary consideration , which sales price is either customary or is reasonably expected in the country in which such sale is made, such sale or other disposal shall be deemed to be a sale with the consideration for such sale constituting Net Sales hereunder  at the average sales price during the applicable reporting period generally achieved (or as achieved by similar products) for such Alicaforsen Product in the country in which such sale or other disposal occurred when such Alicaforsen Product is sold alone and not with other products. Disposal of Alicaforsen Product for or use of Alicaforsen Product in clinical trials or as free samples shall not be deemed a sale under this definition.  Such amounts shall be determined from the books and records of Atlantic maintained in accordance with IFRS, consistently applied.

Where Alicaforsen Product contains Alicaforsen and is sold in combination with one or more other active ingredient(s) that are sold either as a fixed dose or as separate doses in a single package  for a single price (a “Combination Product”), Net Sales will be determined as follows:

(X divided by Y) multiplied by Z

where X is the average sales price during the applicable reporting period generally achieved for the Alicaforsen Product in the country in which such sale or other disposal occurred when such Alicaforsen Product is sold alone and not as a Combination Product; Y is the sum of the average sales price during the applicable reporting period generally achieved in that country, when sold alone, by each product (including the Alicaforsen Product) included in the Combination Product that is sold for the single price; and Z equals the single price at which the Combination Product represented in Y was actually sold.  In the event one or more of the products in the Combination Product are not sold separately, the Parties shall confer in good faith to determine a fair market price that shall be equitable for the value of the Alicaforsen Product within the Combination Product.

“Oral Delivery” means a route of delivery using a tablet or capsule into the alimentary canal of a human being to achieve a local effect in the gastrointestinal tract or a systemic therapeutic effect.

“Patents” will include (x) all U.S. patents and patent applications, (y) any substitutions, divisions, continuations, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (z) any foreign or international equivalent of any of the foregoing.

“Patent Term Extensions” has the meaning set forth in Section 9.1.6.

“Phase I Clinical Trial” means the initial clinical testing of an Alicaforsen Product in humans (first-in-humans study).

“Pivotal Quality Clinical Trial” means a human clinical trial of an Alicaforsen Product designed to be of a size and statistical power to support an NDA Filing alone or in combination with other studies.  If it is unclear whether or not a study design will be sufficient to support an NDA Filing (other than by virtue of the uncertainty of safety and efficacy data from that trial) the study will be deemed to be a Pivotal Quality Clinical Trial on the initiation of activities to support an NDA Filing.  A Phase III clinical study will be deemed to be a Pivotal Quality Clinical Trial.

“Positive Pouchitis Clinical Trial” means a clinical study of an Alicaforsen Product in humans conducted by Atlantic in accordance with this Agreement that is directed to the treatment of Pouchitis, which meets the study’s primary endpoint(s).

“Pouchitis” means inflammation of the mucosa, or of the full thickness, of the intestinal wall of an ileal or ileoanal reservoir.

“Quality Standard” means, with respect to research, development, manufacture or commercialization of an Alicaforsen Product, the standard of care, quality, and professional competence commonly used in the biotechnology industry for products of similar commercial potential at a similar stage in its lifecycle.

“Regulatory Approval” means (a) in the United States, approval by the FDA of an NDA, or similar application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in a Major Market other than the United States, approval by Regulatory Authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements (if any).

“Regulatory Authority” means any applicable government entities regulating or otherwise exercising authority with respect to the development and commercialization of an Alicaforsen Product.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to an Alicaforsen Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Reverted Rights” has the meaning set forth in Section 1.2.1.

“Royalty Due Dates” means the last working days of March, June, September and December of each and every year during which this Agreement remains in full force and effect.

“Subcutaneous Injection” means an injection directly into the subcutaneous tissue of the human body between the skin and the muscle of a human being.

“Sublicense” means a sublicense from Atlantic to a Third Party under the Alicaforsen Patents or the ICAM-1 Patents to develop, use, sell, offer for sale, have sold and/or import any Alicaforsen Product.

“Sublicense Revenue” means any consideration that Atlantic receives from a sublicensee in consideration for a grant of any Sublicense, including, but not limited to, license fees, milestone payments, and license maintenance fees, but excluding: (i) royalties on Net Sales of Alicaforsen Products, (ii) payments made in consideration of equity or debt securities of Atlantic at fair market value and (iii) payments specifically committed to reimburse Atlantic for the direct cost of research and development.  If Atlantic receives any non-cash Sublicense Revenue, Atlantic will pay Isis, at Isis’ election, either (x) a cash payment equal to the fair market value of Isis’ appropriate portion of the Sublicense Revenue or (y) the in-kind portion, if practicable, of the Sublicense Revenue.  For purposes of calculating Sublicense Revenue, a series of Sublicenses to the same sublicensee or related sublicensees will be aggregated to constitute a single Sublicense.

“Subscription and Share Exchange Agreement” has the meaning set forth in Section 1.2.1.

“Systemic Delivery” means a route of delivery directly into the bloodstream to reach and affect cells in all areas of the body, which includes by Intravenous Injection, Intramuscular Injection, Subcutaneous Injection and Oral Delivery.  “Systemic Delivery” does not include [***].

“Term” has the meaning set forth in Section 10.1.

“Third Party” means any party other than Isis or Atlantic or their respective Affiliates.

“Valid Claim” means a claim of a Patent which (i) in the case of any granted, unexpired United States or foreign Patent, shall not have been donated to the public, disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, is being prosecuted in good faith and shall not have been permanently cancelled, withdrawn, or abandoned provided that no more than eight (8) years have passed since the earliest priority date for such application.

“Valid Composition of Matter Claim” means a Valid Claim of a Patent in a given country that covers the structure of the compound comprising the active pharmaceutical ingredient in the Alicaforsen Product as opposed to its process of manufacture, use or method of treatment.

APPENDIX 2

ALICAFORSEN PATENTS

[***]

APPENDIX 3

ICAM-1 SPECIFIC PATENTS

[***]

Confidential — Execution Version

APPENDIX 4

INITIAL DEVELOPMENT PLAN

[Attached]

[***]